Exhibit 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 22, 1999 relating to the financial statements which appears in the 1998 Annual Report to Stockholders of Commonwealth Industries Inc., which is incorporated by reference in Commonwealth Industries, Inc. Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated January 22, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.



/s/ Pricewaterhouse Coopers LLP
PricewaterhouseCoopers LLP
June 17, 1999